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                                                                    EXHIBIT 99.1
NEWS RELEASE
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Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158


                 NATIONAL STEEL DECLARES COMMON STOCK DIVIDEND


MISHAWAKA, IN, FEBRUARY 11, 1999 - National Steel Corporation (NYSE: NS) today announced that its Board of Directors declared a cash dividend of $0.07 per common share, payable on March 10, 1999 to stockholders of record at the close of business on February 23, 1999.

This is National Steel's fifth consecutive quarterly dividend paid on common shares.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments in excess of six million tons of flat-rolled products. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.